Exhibit 4.17

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture (this “Supplemental Indenture”), dated as of August 14, 2014, is by and among Armstrong Energy, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to below), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of December 21, 2012 providing for the issuance of 11.75% Senior Secured Notes due 2019 (the “Notes”), as supplemented by a First Supplemental Indenture thereto, dated September 19, 2013, and a Second Supplemental Indenture thereto, dated July 24, 2014;

WHEREAS, the Indenture currently permits the Company and the Guarantors to make Permitted Reserve Transfers by transferring undivided fractional interests in the real property tracts designated in the Royalty Deferment and Option Agreement (the “Designated Property”) to certain affiliates in lieu of paying cash royalties due to such affiliates;

WHEREAS, the Company desires to add additional tracts of real property to the Designated Property and has requested the amendment of certain provisions of the Indenture as described below (the “Amendments”) to permit the inclusion of such additional Designated Property;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company has obtained and delivered to the Trustee the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes to the Amendments upon the terms of the Indenture and has satisfied all other conditions required under Article 9 of the Indenture;

WHEREAS, pursuant to Sections 9.02 and 9.08 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Amendments contemplated hereby shall become effective on the date hereof (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Guarantors agree with the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

AMENDMENT OF INDENTURE

Section 2.01. Amendment of Indenture. The Indenture (including the exhibits thereto, including the Notes) is hereby amended as follows (the amendments set forth below reflect additions in bolded underline and deletions in ~~strikethrough~~):

(a) The definition of “Permitted Reserve Transfers,” as set forth in Section 1.01 of the Indenture, is hereby amended and restated as follows:

“Permitted Reserve Transfers” means transfers of interests in coal reserves to Armstrong Resource Partners or a subsidiary thereof (1) to satisfy obligations in respect of the Royalty Deferment and Option Agreement or the Credit and Collateral Support Fee, Indemnification and Right of First Refusal Agreement, ~~each as in effect on the Issue Date~~ or (2) to satisfy deferred royalty obligations owing to Armstrong Resource Partners or a subsidiary thereof relating to coal reserves acquired after the Issue Date pursuant to agreements that have been entered into by the Company or a Restricted Subsidiary in compliance with clause (a) and (b) of Section 4.10.

(b) The definition of “Royalty Deferment and Option Agreement,” as set forth in Section 1.01 of the Indenture, is hereby amended and restated as follows:

“Royalty Deferment and Option Agreement” means that certain ~~agreement,~~ Royalty Deferment and Option Agreement entered into on October 11, 2011 but effective February 9, 2011, as amended and restated by that certain First Amended and Restated Royalty Deferment and Option Agreement dated August 14, 2014 ~~between~~ by and among Armstrong Coal Company, Inc., Thoroughfare Mining, LLC, Western Diamond LLC, Western Land Company, LLC, Thoroughbred Resources, L.P., Western Mineral Development, LLC and Ceralvo Holdings, LLC. ~~as in effect on the Issue Date and described in the offering memorandum for the Notes issued on the Issue Date under “Certain Relationships and Related Party Transactions.”~~

(c) The definition of “Armstrong Resource Partners,” as set forth in Section 1.01 of the Indenture, is hereby amended and restated as follows:

“Armstrong Resource Partners” means Thoroughbred Resources, L.P., a Delaware limited partnership formerly known (by name change only) as Armstrong Resource Partners, L.P., a Delaware limited partnership.

ARTICLE III

MISCELLANEOUS

Section 3.01. Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture, the Indenture and the Notes, without giving effect to applicable principles of conflict of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 3.02. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.03. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.04. The Trustee and Agent. Neither the Trustee nor the Paying Agent shall be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture, or with respect to the solicitation of consents of the Holders, or the consents of the Holders, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Company hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Company shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company.

Section 3.05. Consents. The Company hereby represents, warrants, and certifies to the Trustee that the Holders of at least a majority in aggregate principal amount of the Notes currently outstanding have provided consents to the execution of this Supplemental Indenture, and execution of this Supplemental Indenture is authorized and permitted by the Indenture and constitutes the legal, valid and binding obligation of the Company and the Guarantors enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: August 14, 2014

Armstrong Energy, Inc.

By:	/s/ Martin D. Wilson
Name:	Martin D. Wilson
Title:	President and Chief Commercial Officer

Thoroughfare Mining, LLC as a Guarantor

By:	/s/ Martin D. Wilson
Name:	Martin D. Wilson
Title:	Manager

Armstrong Logistics Services, LLC as a Guarantor

By:	/s/ Martin D. Wilson
Name:	Martin D. Wilson
Title:	Manager

Armstrong Air, LLC as a Guarantor

By:	/s/ Martin D. Wilson
Name:	Martin D. Wilson
Title:	Manager

Armstrong Coal Company, Inc. as a Guarantor

By:	/s/ Martin D. Wilson
Name:	Martin D. Wilson
Title:	President

Armstrong Energy Holdings, Inc. as a Guarantor

By:	/s/ Martin D. Wilson
Name:	Martin D. Wilson
Title:	President

Western Diamond LLC as a Guarantor

By:	/s/ Martin D. Wilson
Name:	Martin D. Wilson
Title:	Manager

Western Land Company, LLC as a Guarantor

By:	/s/ Martin D. Wilson
Name:	Martin D. Wilson
Title:	Manager

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President